EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2017 Q1 RESULTS

PARK CITY, Utah, Jan 26, 2017/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2017 first quarter ended December 31, 2016. Net sales for the fiscal 2017 first quarter were $56.6 million, compared to $56.0 million for the same quarter of fiscal 2016. For the first quarter of fiscal 2017, net income was $4.2 million, or $0.46 diluted earnings per share, compared to net income of $4.2 million, or $0.45 diluted earnings per share, for the same quarter of fiscal 2016.
Operating cash flow for the fiscal 2017 first quarter was $4.9 million, compared to $6.9 million for the same quarter of fiscal 2016. The fiscal 2017 first quarter operating cash flow, combined with existing cash, primarily was used to repay net borrowings of $4.0 million on the Company’s revolving credit facility and to invest $1.3 million in purchases of property, plant and equipment.
Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2017 first quarter net sales, gross profit and Adjusted EBITDA all remained strong and reflect the continued success of our overall business strategy, which includes a focus on maintaining and growing our core branded business while continuing to acquire and integrate new brands. Management is hopeful that financial improvements may be realized from capital investments and operational consolidations at certain of its manufacturing facilities by the end of this calendar year. During the remainder of fiscal 2017, a key management focus will be on increasing market share in the health and natural food stores we serve through enhancements to our sales and marketing programs. We also continue to pursue expansion and growth opportunities into complementary natural product channels including internet retailers and the professional and direct-to-consumer channels. Management continually reviews our cost structure with a focus on reducing controllable expenses and improving efficiencies in all areas of the company. We appreciate the long-term support of our customers and stockholders as we pursue our business strategy and strive for continued financial success.”
ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.
We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s®. We also own health food stores, which operate under various trade names, including Fresh Vitamins® and Peachtree Natural Foods®.
            We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as "believe," "expects," "plan," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).
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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	December 31, 2016	September 30, 2016
Assets
Current assets, net	$95,748	$93,866
Property, plant and equipment, net	82,314	83,048
Goodwill	30,925	30,925
Other non-current assets, net	27,218	28,016
	$236,205	$235,855
Liabilities and Stockholders' Equity
Current liabilities	$20,385	$20,165
Long-term liabilities	39,502	43,700
Stockholders' equity	176,318	171,990
	$236,205	$235,855

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three Months Ended December 31,
	2016	2015

Net sales	$56,619	$55,959
Cost of sales	27,679	27,851
Gross profit	28,940	28,108
Operating expenses
Selling, general and administrative	21,255	20,342
Amortization of intangible assets	918	981
Income from operations	6,767	6,785
Interest and other expense, net	330	274
Income before provision for income taxes	6,437	6,511
Provision for income taxes	2,236	2,270
Net income	$4,201	$4,241
Net income per common share
Basic	$0.46	$0.45
Diluted	0.46	0.45
Weighted average common shares outstanding
Basic	9,212,331	9,459,470
Diluted	9,212,331	9,459,470

NUTRACEUTICAL INTERNATIONAL CORPORATION
ADJUSTED EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three Months Ended December 31,
	2016	2015

Net income	$4,201	$4,241
Provision for income taxes	2,236	2,270
Interest and other expense, net (1)	330	274
Depreciation and amortization	3,560	3,482
Adjusted EBITDA	$10,327	$10,267

(1)	Includes amortization of deferred financing fees.

Non-GAAP Financial Measures
Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments. We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers, investors and management regarding operating performance and debt covenant compliance. Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation. Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.